Consent of Independent Certified Public Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 14, 1998 on our audits of the consolidated financial statements of IFS International, Inc. and subsidiaries as of April 30, 1998, and for each of the two years in the period ended April 30, 1998, which appears on page F-2 of the annual report on Form 10-KSB of IFS International, Inc. for the year ended April 30, 1998, and to the reference to our firm under the caption "Experts" in the prospectus.




                                                     /s/ URBACH KAHN & WERLIN PC




Albany, New York
October 29, 1998